Exhibit 1.4

UBS

Organization Regulations

of UBS AG

Valid as of 1 May 2019,
internal

Contents

Abbreviations and definitions

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

AC	Audit Committee
AGM	Annual General Meeting of the shareholders of UBS AG
ALCO	Asset and Liability Management Committee
ALM Authorities	Asset and Liability Management Authorities – internal document setting out the high-level delegated authorities within the Group for asset and liability management
AoA	Articles of Association of UBS AG
BD(s)	Business division, organizational units of the business as set out in the UBS Group AG Organization Regulations
Board / BoD	Board of Directors of UBS AG; non-executive Board members who do not perform management functions within UBS AG
Business regulations	Regulations issued by the Executive Board
CC	Corporate Center, which comprises the functions as set out in the UBS Group AG Organization Regulations
CCGO	Chief Compliance and Governance Officer of UBS AG
CFO	Chief Financial Officer of UBS AG
Chairman	The Chairman of the Board
Chairpersons	The Board members who chair the Committees
CO	Swiss Code of Obligations
COO	Chief Operating Officer of UBS AG
Committees	Committees of the Board as set out in section 2.1
Committees' charter	Charter of the Committees of the Board setting out the objectives, composition, authorities and responsibilities of the permanent Committees
Company Secretary	Company Secretary of the Board
Corporate bodies	The Board and bodies of UBS AG exercising delegated Board functions, such as the Committees, the EB, committees established by the EB, IA of UBS AG or other bodies mentioned herein
CRO	Chief Risk Officer of UBS AG
Divisional President / DP	Divisional Presidents are the heads of the respective BD, as set out in the UBS Group AG Organization Regulations
EGM	Extraordinary General Meeting of the shareholders of UBS AG
Executive Board / EB	Executive Board of UBS AG
Financial statements	Quarterly and annual financial statements of UBS AG
FINMA	Swiss Financial Market Supervisory Authority
Functional Head / FH	CFO, COO, CRO, GC and CCGO
GC	General Counsel of UBS AG
GCRG	Group Compliance, Regulatory and Governance
Group CEO	Group Chief Executive Officer
Group IA	Internal Audit of the Group
Head HR	Head Human Resources of UBS AG
HR	Human Resources
IA	Internal Audit of UBS AG under the oversight of the IA Executive UBS AG
IA Executive UBS AG	IA Executive of UBS AG
ORs	Organization Regulations of UBS AG including annexes
Other UBS Entities	Entities of the Group which are neither Significant Group Entities nor Significant Regional Entities
PRA	Prudential Regulation Authority (Bank of England)

President of the EB	President of the Executive Board of UBS AG
RC	Risk Committee
Regional President / RP	Regional Presidents as set out in the UBS Group AG Organization Regulations and in the RP terms of reference
Risk Authorities	Internal document setting out the high-level delegated authorities for risk management and control
Shareholders	Shareholders of UBS AG
Significant Branches	Branches of subsidiaries of the Group subject to enhanced standards of corporate governance with annual operating income / expenses which are material to the Group
Significant Group Entities / SGEs	Individually significant subsidiaries of the Group which are subject to enhanced standards of corporate governance
Significant Regional Entities / SREs	Subsidiaries of the Group subject to enhanced standards of corporate governance with annual operating income / expenses which are material to the Group
SOX	Sarbanes-Oxley Act
Stakeholders	Persons, groups or organizations that have a direct or indirect stake in UBS AG and may, as a result, affect or be affected by UBS AG's actions, objectives and policies
UBS / Group	UBS Group AG and its subsidiaries; the UBS group of companies
UBS AG Entities	All subsidiaries (excluding Special Purpose Entities) which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS AG and which are intended to be held indefinitely
UBS Group AG	UBS Group AG; the listed parent company of the Group
Vice Chairmen	The Vice Chairmen of the Board as set out in section 11

Introduction

1 Basis and purpose

1.1 These ORs are enacted by the Board of UBS AG pursuant to article 716b of the CO and articles 24 and 26 of the AoA. **Basis**

1.2 The purpose of these ORs is: **Purpose**
(i) to implement and supplement requirements contained in applicable laws, regulations and the AoA having regard to pertinent codes of best practice; and
(ii) to define the functions, responsibilities and authorities of UBS AG's corporate bodies and their members.
Mandatory provisions of applicable laws, rules and regulations or rules contained in the AoA override the ORs.

2 Organization of UBS AG

2.1 UBS AG and its business are organized as follows: **Organization in general**
(i) The Board, under the leadership of the Chairman, has the ultimate responsibility for the direction, supervision and control of UBS AG, performs the other duties described herein or as prescribed by mandatory provisions of law.
The Board is responsible for deciding all matters and taking business decisions where such decisions exceed the authority delegated by the Board to the Committees, the EB or the President of the EB.
(ii) As provided by mandatory law, rules and regulations, the AoA or these ORs, the executive management of UBS AG is delegated to the EB under the leadership of the President of the EB. Under consideration of applicable regulatory requirements, the President of the Executive Board of UBS Switzerland AG may not be a member of the UBS AG EB.
(iii) The following permanent Committees assist the Board in the performance of its responsibilities:
(a) the Audit Committee;
(b) the Compensation Committee; and
(c) the Risk Committee.

2.2 UBS Group AG as the listed parent company of the Group controls directly or indirectly all subsidiaries, including UBS AG, and leads the Group by setting a harmonized strategic direction. UBS Group AG further sets principles and organizational structures to enable efficient and coordinated management of the Group and control of its subsidiaries. Notwithstanding this, the legal independence of UBS AG, including formal decision-making by the corporate bodies as required under applicable constitutional documents, and the provisions of applicable local laws, rules and regulations relating to UBS AG must be observed to the extent legally required. **Group steering**

2.3 UBS AG is a subsidiary of UBS Group AG. As such it may fulfill strategic, financial and management functions not only for itself, but also with respect to the Group. In view of this function, the corporate bodies of UBS AG may have to resolve on matters that pertain both to UBS AG and the Group. To this end, UBS AG: **UBS AG as a subsidiary of UBS Group AG**
(i) develops and implements its business strategies and business plans, as well as appropriate risk management and internal control frameworks, in accordance with strategies, targets and policies defined by the Group;
(ii) manages its subsidiaries in accordance with the UBS entity framework. UBS AG issues the necessary regulations, policies and instructions, ensures logistical support, maintains commensurate control functions and allocates the authority necessary for an orderly and efficient conduct of the business of its subsidiaries; and
(iii) works closely with the business divisions and the Corporate Center of the Group in order to identify and benefit from synergies and to realize earnings potential and cost savings.

2.4 The banking business and support operations of UBS AG are performed by itself and its direct or indirect subsidiaries. Each subsidiary has its own constitutional documents, which must be in line with applicable local laws, rules and regulations. **Banking business of UBS AG**

2.5 Subject to and in accordance with applicable local laws, rules and regulations, corporate bodies are bound to ensure transparency and collaboration within the Group and may have additional responsibilities and reporting lines within the Group in addition to their reporting lines within UBS AG. **Transparency, collaboration and reporting within the Group**

Board of Directors

3 Membership

3.1 In consultation with the Chairman, the Board proposes candidates for election by the shareholders. **Election proposal**

3.2 The Board's proposal for election ensures that one-third of the Board members will be independent. For this purpose, independence is determined in accordance with FINMA circular 2017 / 1 "Corporate governance – banks." Furthermore, there must be a sufficient number of Board members who meet the independence criteria for the Committee members set out in the annex "Charter of the Committees of the Board." The Chairman does not need to be independent. **Independence of Board members**

3.3 Each Board member must notify the Chairman immediately if circumstances change in a manner that may affect their independence. **Notification duty**

4 Constitution

4.1 The Board consists of five to twelve Board members as per article 18 of the AoA. **Number of members**

4.2 The term of office for each Board member is one year pursuant to article 19 of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member may serve for more than 10 consecutive terms of office, in exceptional circumstances the Board can extend this limit. **Term of office**

4.3 The Board constitutes itself at its first meeting following the AGM. In this meeting **Constitutional meeting**
(i) the Vice Chairmen;
(ii) the Committee Chairpersons; and
(iii) the Committee members
are appointed by the Board.
The Board may remove these Board members from their special functions at any time.

5 Responsibilities and authorities

5.1 In addition to mandatory provisions of law, rules, regulations and the AoA, the Board has the responsibilities and authorities set out in these ORs. **In general**

5.2 The Board is responsible for the overall direction, supervision and control of UBS AG and its management as well as for supervising compliance with applicable laws, rules and regulations. **Supervision**

5.3 The Board has ultimate responsibility for the success of UBS AG and for delivering sustainable shareholder value within a framework of prudent and effective controls and subject to the parameters set by the Group. It decides on UBS AG's strategy and the necessary financial and human resources upon recommendation of the President of the EB and sets UBS AG's values and standards to ensure that its obligations to shareholders and other stakeholders are met. **Ultimate responsibility**

5.4 Taking into account the Group's overall strategy and interests, the Board's ultimate responsibility for strategy and financial success includes in particular: **Strategy and financial success**
(i) deciding the strategy of UBS AG upon recommendation of the President of the EB, taking into account the proposals and alternatives presented;
(ii) approving the risk management and control framework of UBS AG, including the overall risk appetite;
(iii) deciding whether UBS AG should enter substantial new business areas or exit an existing business area, in cases where the entry or exit is not covered by the current approved strategic framework; and
(iv) approving major acquisitions, mergers, disposals or capital expenditure, including decisions on major changes to the company structure, major changes in its Significant Group Entities, and other projects of strategic importance for UBS AG.

5.5 With respect to the ultimate responsibility for the financial situation, the Board has in particular the following duties: **Finance**
(i) approving the applicable accounting standards, financial control frameworks as well as significant changes to them;
(ii) annually reviewing and approving the Three-Year Strategic Plan and One-Year Operating Plan of UBS AG, including the financial objectives and a capital allocation framework as well as the capital and liquidity plans;
(iii) reviewing and approving the annual financial statements of UBS AG and, where applicable, the quarterly financial statements; and
(iv) reviewing and approving the consolidated annual and quarterly financial statements and the consolidated annual report of UBS AG prior to its submission to the AGM.

5.6 The Board is responsible for establishing an appropriate business organization, including in particular: **Organization**
(i) approving and regularly reviewing the governance principles and the management structures as set out herein;
(ii) appointing and removing EB members, the Company Secretary and the IA Executive UBS AG and reviewing their performance;
(iii) overseeing the effectiveness of the business organization and management information system implemented by the EB;
(iv) supervising the internal control system;
(v) approving the charter for IA and monitoring IA; and
(vi) approving the compensation and benefits principles of UBS AG.

5.7 The Board has a duty to convene AGMs and EGMs, prepare the agenda for such meetings and implement resolutions adopted by the shareholders. **Meetings of shareholders**

5.8 In case of financial difficulties or insufficient equity, the Board must undertake all steps required under applicable law. **Loss of equity**

5.9 Within the limits of applicable law, regulations and the AoA, the Board may delegate part of its responsibilities and authorities to: **Delegation**
(i) the Committees;
(ii) individual Board members;
(iii) the EB; and
(iv) individual EB members.

5.10 The Board and the Committees may, in performing their duties, take advice from third parties. **Advice from third parties**

6 Meetings

6.1 The Board meets as often as business requires, and at least six times a year. **Number of meetings**

6.2 Board meetings are convened by the Chairman. Upon written request of any Board member or the President of the EB addressed to the Chairman, he can convene an extraordinary Board meeting in accordance with sections 6.3 and 6.4. **Convening meetings**

6.3 The Chairman or, if absent, one of the Vice Chairmen invites the Board members to the Board meetings. **Invitation**

6.4 The invitation contains the agenda and must be sent to Board members and other attendees as a rule at least five business days prior to the date of the Board meeting together with all necessary supporting material. In exceptional cases, supporting material may be sent later to allow the Board to receive the latest available information. This applies in particular to updates on financial data. **Agenda and notice period**

In time-critical cases (as determined at the Chairman's discretion), a Board meeting may be held and the supporting material may be sent at shorter notice.

6.5 Board meetings are chaired by the Chairman or, if absent, by one of the Vice Chairmen or, in their absence, by another Board member selected by the Board members present. **Chair**

6.6 The Board may hold Board meetings as determined by the Chairman: **Attendees**
(i) with or without the participation of the President of the EB and all or some of the other EB members; and
(ii) with the participation of other persons, who are invited to attend.

6.7 Board meetings may be held in person, by audio or video conference. **Meeting format**

6.8 The minutes (including its annexes as presented to the Board) contain all Board resolutions made and reflect in a general manner the considerations which led to the decisions made. Dissenting opinions of and votes cast by Board members must also be reflected in the minutes. **Minutes of Board meetings**

6.9 The minutes must be signed by the Chairman or the Chairperson and the Company Secretary and must be made available for review prior to the next Board meeting at which these shall be approved. Board members are entitled to examine the minutes of any Board meeting at any time. **Form of minutes, inspection rights**

7 Resolutions

7.1 The presence of either the Chairman or one of the Vice Chairmen as well as of the majority of the Board members is required to pass valid Board resolutions. If this quorum is not present, the Chairman can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming, implementing and amending resolutions relating to capital increases (article 22 (2) of the AoA). **Quorum of attendance**

7.2 Board resolutions are passed by an absolute majority of the votes of Board members present; in case of a tie, the Chairman's vote is decisive (article 22 (1) of the AoA). **Quorum of resolutions, decisive vote**

7.3 If time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at the Board meeting and Board resolutions made if a majority of all Board members present agree. **Resolutions on items not on agenda**

7.4 In time-critical cases, Board resolutions may be passed in writing (including by e-mail or other electronic means). A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if: **Circular resolutions**

(i) more than two-thirds of all Board members cast a vote or give written notice that they abstain;
(ii) an absolute majority of all Board members casting a vote approve the proposed resolution; and
(iii) no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5 A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate heading in the Board minutes prepared pursuant to sections 6.8 and 6.9 for the next Board meeting. **Effect of circular resolutions**

8 Information rights

8.1 Board members have access to all information concerning the business and the affairs of UBS AG as may be necessary or helpful for them to fulfill their duties as Board members. **Right of information**

8.2 At Board meetings, any Board member is entitled to request information on any matter relating to UBS AG regardless of the agenda, and the Board or EB members present must provide such information to the best of their knowledge. **Request for information during Board meetings**

8.3 Should a Board member require information or wish to review documents outside a Board meeting, such request must be routed through the Company Secretary and addressed to the Chairman. **Request for information outside of Board meetings**

8.4 Should a Committee Chairperson require information or wish to review documents outside a Committee meeting, they can, within the range of responsibilities of their Committee, address their request to a member of the EB directly, to the IA or external auditors. The Chairman and the President of the EB must be informed accordingly. **Request for information outside of Committee meetings**

9 Self-assessment

9.1 At least annually, the Board reviews its own performance, as well as the performance of each of the Committees. Such a review seeks to determine whether the Board and the Committees function effectively and efficiently. **Board self-assessment**

9.2 In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or Committees. **Performance evaluation**

10 Chairman

10.1 The Board proposes the Chairman who in turn is elected by shareholders at the general meeting. **Election**

10.2 The Chairman leads the Board. He further coordinates the tasks within the Board and, in particular, calls Board meetings and sets their agenda. **In general**

10.3 The Chairman presides over the AGMs and EGMs. **Shareholders' meetings**

10.4 The Chairman coordinates, together with the Committees' Chairpersons, the work of all Committees. In consultation with the relevant Committee Chairperson, the Chairman or one of the Vice Chairmen may attend meetings of the Committees. **Coordination of Committee work and Chairman's attendance**

10.5 The Chairman, together with the President of the EB, is closely involved in and responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations. **External communication**

The Chairman is the primary representative of the Board and, together with the President of the EB, of UBS AG with the media.

10.6 The Chairman establishes and maintains close working relationships with the President of the EB and the other EB members, providing advice and support to them while respecting that day-to-day management responsibility is delegated to the EB. The Chairman also facilitates a constructive relationship and promotes open communication between the Board and the President of the EB and other EB members. Where appropriate, the Chairman ensures effective challenge of the President of the EB and the EB by the Board and the Committees and fosters ongoing and effective monitoring of performance. **Relationship with Board and EB**

10.7 Further details of the responsibilities and authorities delegated to the Chairman are set out in the annexes to these ORs. **Further responsibilities and authorities**

11 Vice Chairmen

11.1 The Board appoints one or more Vice Chairmen. A Vice Chairman is required to lead the Board in the absence of the Chairman, to provide support and advice to the Chairman and to undertake such specific additional duties or functions as the Board may entrust to him from time to time. **Appointment and authorities**

11.2 Further details of the responsibilities and authorities delegated to the Vice Chairmen are set out in the annexes to these ORs. **Further responsibilities and authorities**

12 Company Secretary

12.1 In the constitutional meeting of the Board, the Board appoints a Company Secretary who acts as secretary to the Board and its Committees. **Appointment and function**

12.2 The Company Secretary prepares the agenda for each Board meeting, keeps the Board minutes and the Committees' minutes and assists the Board and its members in coordinating and fulfilling their duties. In accordance with section 8.3, the Company Secretary coordinates requests for information from the members of the Board outside of Board meetings and informs the President of the EB of such requests accordingly. **Responsibilities and authorities**

12.3 The Company Secretary reports to the Chairman. **Reporting**

12.4 The Company Secretary is responsible for keeping UBS AG's official company documents and records including their certification. **Official documents**

13 Committees

13.1 The Board establishes the AC, the Compensation Committee and the RC as permanent Committees. The Board may set up other Committees, including so-called ad hoc Committees, if deemed appropriate or necessary. **Permanent and other Committees**

13.2 From amongst its members the Board appoints the Committee members and the respective Committee Chairpersons. **Appointment**

13.3 Based on articles 24 and 26 of the AoA, the Board delegates certain responsibilities and authorities to the Committees pursuant to the annexes to these ORs. The overall responsibility for such delegated competences remains with the Board. **Responsibilities and authorities**

Executive Board

14 Delegation

14.1 The Board delegates the executive management of UBS AG as set out in section 2.1 (ii). **Delegation of management**

14.2 The President of the EB and the EB may further delegate certain responsibilities and authorities and may empower further delegation of such responsibilities and authorities. Such delegations must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. Specific responsibilities and authorities delegated by the EB to a committee of the EB will be set forth in a resolution adopted or a charter approved by the EB. **Further delegation by the EB**

14.3 The EB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible EB member be unable to act. **Time-critical matters**

15 Executive Board

15.1 Under the leadership of the President of the EB, the EB is comprised of the members detailed in sections 17 to 23 of these ORs and such further EB members as appointed by the Board upon proposal of the President of the EB. **Composition and appointment**

15.2 Under the leadership of the President of the EB, the EB has executive management responsibility for UBS AG and its business. This includes, but is not limited to, developing and implementing UBS AG strategies approved by the Board and which take into account the Group's strategies, budgeting, planning and resource allocation, and evaluating and monitoring business performance. This also includes ensuring the efficient use of the financial resources of UBS AG in accordance with Group guidelines, policies and governance over intra-divisional treasury allocations. **Responsibilities and authorities**

The EB develops, implements and maintains an appropriate and adequate business organization designed to ensure compliance with applicable laws and regulations and an appropriate management information system.

The EB is also responsible for ensuring effective management and coordination of issues on behalf of UBS AG which arise from interactions and interdependencies between UBS AG and all entities of the Group or UBS AG and the business divisions or Corporate Center. Notwithstanding this, the legal independence of UBS AG and the provisions of applicable local laws, rules and regulations must be observed to the extent legally required.

15.3 The EB acts as the risk council of UBS AG. It has overall responsibility for establishing and implementing risk management and control within UBS AG. It manages the risk profile of UBS AG as determined by the Board and the RC. The EB determines its requirements for risk reporting, including improvements and changes to the reports, and receives periodic updates on risk data limitations. **EB as risk council**

15.4 Where proposals for decisions must be made to the Board, the EB prepares such proposals and supports the Board in its decision-making process. **Preparation of Board decisions**

15.5 The ALCO is responsible for managing UBS AG's assets and liabilities in line with the UBS AG and Group strategy and regulatory requirements. Further specific responsibilities and authorities delegated by the EB to the ALCO are set forth in its terms of reference. **ALCO as a committee of the EB**

15.6 The EB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or body. **Further duties**

15.7 The EB meets at least once every month or as appropriate. The agenda must be sent to the EB members at least five calendar days prior to the date of the EB meeting together with all necessary supporting material. In time-critical cases, an EB meeting (called by the President of the EB as required or at the request of one EB member addressed to the President of the EB) may be held and the supporting material may be sent on shorter notice. EB meetings are chaired by the President of the EB or, if absent, by the nominated Deputy President of the EB. EB meetings may be held in person, by audio or video conference. **Meetings, agenda and notice period**

15.8 The presence either in person or by audio or video conference of a majority of the EB members is required to pass valid EB resolutions. **Quorum of attendance**

15.9 The resolutions of the EB are passed by the majority of the votes of the EB members present. The President of the EB has the power to overrule any EB resolution. If the President of the EB exercises this power, he must inform the Chairman immediately. **Quorum of resolutions**

15.10 Minutes are taken of all EB meetings. They contain all resolutions made by the EB. The minutes are sent to all EB members and to the Chairman. Board members may inspect the EB minutes in accordance with section 8. **Minutes of EB meetings**

15.11 With respect to circular resolutions of the EB, sections 7.4 (i), 7.4 (ii) and 7.5 apply mutatis mutandis. **Circular resolutions**

15.12 In unpostponable matters, and if it is not feasible to convene an audio or video conference or to proceed by circular resolution within the time available, the President of the EB may, together with two other EB members, make decisions, which have the effect of EB resolutions. EB members who could not be reached in time must be informed together with the Chairman as soon as possible. Section 7.5 applies mutatis mutandis to such resolutions. **Unpostponable matters**

15.13 At least annually, on the basis of an assessment, the President of the EB reviews the performance of the EB. Such a review seeks to determine whether the EB functions effectively and efficiently. In light of the annual performance evaluation, the President of the EB must consider whether any changes should be made to the composition of the EB. **Assessment**

15.14 In addition to the responsibilities for each EB member set out below, further details of the responsibilities and key authorities delegated to the EB members are set out in the annexes to these ORs and the relevant business regulations or Regional President terms of reference. **Further duties of EB members**

16 President of the Executive Board

16.1 The President of the EB is appointed by the Board upon proposal of the Chairman. **Appointment**

16.2 The President of the EB is the highest executive officer of UBS AG and has responsibility and accountability for the management and performance of UBS AG. The President of the EB nominates a deputy from within the EB who is confirmed by the Board. The deputy President of the EB shall temporarily exercise all responsibilities and authorities if the President of the EB should be incapacitated or unavailable to exercise the function as President of the EB. **Function, substitution**

16.3 The President of the EB has the overall day-to-day management responsibility for UBS AG. In particular, he is responsible for: **Main responsibilities and authorities**

(i) convening and presiding over the EB meetings;
(ii) leading the business and strategic planning and forecasting;
(iii) the financial results of UBS AG;
(iv) exercising all authorities allocated to UBS AG which are not otherwise delegated;
(v) providing regular updates on the business to the Group CEO, as required;
(vi) effective management of UBS AG's financial resources, people, infrastructure and risks; and
(vii) ensuring effective collaboration with the Group.

The President of the EB assumes a leading role in preparing the Board's consideration of UBS AG's strategy, risk and compensation principles. Together with the Chairman, he has the responsibility for UBS AG's reputation.

16.4 The President of the EB has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the EB (see section 15.9). **Right to overrule decisions**

16.5 The President of the EB ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. The President of the EB (either personally or through any other EB member) regularly informs the Board on the current business development and on important business issues, including all matters falling within the duties and responsibilities of the Board. Such reports must cover: **Reporting to the Board**

(i) key performance indicators and other relevant financial data of UBS AG;
(ii) existing and emerging risks;
(iii) updates on developments in important markets and on peers; and
(iv) information on all issues which may affect the supervisory or control function of the Board.

16.6 Each member of the EB detailed in sections 17 to 23 below reports to the President of the EB as well as reporting into the relevant function within the Group. The Functional Heads have an obligation to advise the Chairman and relevant Committees on significant issues arising in the field of their responsibilities. **Reporting by EB members**

17 Chief Financial Officer

17.1 The CFO has in particular the following responsibilities: **Responsibilities and authorities**

(i) managing UBS AG's financial accounting, controlling, forecasting, planning and reporting processes;
(ii) ensuring transparency in and assessing the financial performance of UBS AG;
(iii) supporting the President of the EB in strategy development and key strategic topics;
(iv) (managing and controlling UBS AG's tax affairs, treasury and capital management, including funding and liquidity risk, and UBS AG's regulatory capital ratios;
(v) ensuring asset and liability management by balancing consumption of UBS AG's financial resources;
(vi) consulting with the AC to make proposals to the Board regarding the standards for accounting to be adopted by UBS AG and defining the standards for financial reporting and disclosure; and
(vii) under the supervision of the AC, coordinating the working relationships with the external auditors.

18 Chief Operating Officer

18.1 The COO has in particular the following responsibilities: **Responsibilities and authorities**

(i) formulating digital transformation and operating strategies, objectives, financial and execution plans for the COO area in support of the BDs and Group functions operating out of UBS AG;
(ii) delivering IT services, tools and infrastructure, including cyber protection and IT security, in line with the needs of the BDs and Group functions operating out of UBS AG;
(iii) delivering a wide range of operational services and standards across all BDs and Group functions operating out of UBS AG;
(iv) supplying real estate infrastructure and general administrative services to UBS AG;
(v) directing and controlling all supply and demand management activities, supporting UBS AG with its third-party sourcing strategies and managing UBS AG's near- / offshore, outsourcing and supplier-related processes; and
(vi) defining and executing a human resources strategy aligned to UBS AG's objectives and positioning UBS AG as employer of choice and providing HR services to employees as well as strategic advice to line managers and EB members.

19 Chief Risk Officer

19.1 The CRO has in particular the following responsibilities: **Responsibilities and authorities**

(i) the development of UBS AG's risk management and control framework (including risk principles and risk appetite) for the credit, market and treasury risk categories, as well as the implementation of independent control frameworks for these risk categories, on the basis of and in accordance with the framework approved by the Board, including:
    (a) developing and implementing frameworks for risk measurement, aggregation, portfolio controls and for risk reporting; and
    (b) taking decisions on transactions, positions, exposures, portfolio limits and allowances in accordance with the risk control authorities delegated to the CRO.
(ii) monitoring and challenging UBS AG's risk-taking activities for the risk categories under CRO responsibility.

20 General Counsel

20.1 The GC has in particular the following responsibilities: **Responsibilities and authorities**

(i) managing UBS AG's legal affairs and ensuring effective and timely assessment of legal matters impacting UBS AG or its businesses;
(ii) providing the legal advice required by UBS AG; and
(iii) management and reporting of all litigation and other significant contentious matters, including all legal proceedings which involve UBS AG;

21 Chief Compliance and Governance Officer

21.1 The CCGO has in particular the following responsibilities: **Responsibilities and authorities**

(i) ensuring that all operational risks, including compliance and conduct risks as well as cyber and information security risks, are identified, owned and managed to the firm's risk appetite, supported by an effective control framework;
(ii) developing UBS AG's governmental policy and regulatory strategy;
(iii) coordinating external governmental and regulatory relations and overseeing strategic regulatory matters including key regulatory change programs across UBS AG;

(iv) overseeing the firm's change initiatives and firm-wide investment governance;
(v) developing global and local recovery and resolution plans and defining adequate resolvability improvement measures;
(vi) developing UBS AG's organization and legal entity structure, as well as corporate governance standards; and
(vii) governing UBS AG's internal and external investigations portfolio and performing important investigations.

22 Regional Presidents

22.1 The Regional Presidents have in particular the following responsibilities: **Responsibilities and authorities**
(i) cross-divisional collaboration; and
(ii) representing UBS AG to the broader public in their region.

23 Divisional Presidents

23.1 The Divisional Presidents have in particular the following responsibilities: **Responsibilities and authorities**
(i) proposing BD strategies taking into account input from the Regional Presidents;
(ii) the operation and management of their BD; and
(iii) controlling and administering the dedicated financial resources, risk appetite, people and infrastructure of the BD.

Internal Audit

24 Scope, responsibilities, authorities and reporting

24.1 IA is the internal audit function for UBS AG. **Scope**

24.2 IA independently, objectively and systematically assesses in particular the: **Responsibilities**
- (i) effectiveness of processes to define strategy and risk appetite as well as the overall adherence to the approved strategy;
- (ii) effectiveness of governance processes;
- (iii) effectiveness of risk management, including whether risks are appropriately identified and managed;
- (iv) effectiveness of internal controls, specifically whether they are commensurate with the risks taken;
- (v) soundness of the risk and control culture;
- (vi) effectiveness and sustainability of remediation activities, originating from any source;
- (vii) reliability and integrity of financial and operational information, including whether activities are properly, accurately and completely recorded, and the quality of underlying data and models; and
- (viii) effectiveness of processes to comply with legal and regulatory requirements as well as with internal policies, UBS AG's constitutional documents and contracts, in particular assessing whether such requirements are met, and the adequacy of processes to sustainably meet them.

IA further conducts special audits upon request from the AC, or from other Board members, Committees or the President of the EB in consultation with the AC.

24.3 Details of the role, responsibilities and authorities of IA are set out in the charter for Group IA. The charter is also to be endorsed by the Board for its applicability to UBS AG. **Charter**

24.4 IA possesses unrestricted auditing rights within UBS AG; it has access at all times to all accounts, books, records, systems, property and personnel in order to fulfill its auditing responsibilities. The IA Executive UBS AG has open, direct and unrestricted access to the Chairman, the RC and the AC as well as to the President of the EB. **Access rights**

24.5 IA is independent in determining its activities, in particular when defining audit scope and executing audit engagements. IA reports are not subject to any instructions or restrictions, and its authority to audit is unrestricted. **Independence**

25 IA Executive UBS AG

25.1 The IA Executive UBS AG reports directly to the Chairman. In addition, the IA Executive UBS AG has a functional reporting line to the AC, as well as to the Head of Group IA, as set forth in the AC charter **Reporting**

The IA Executive UBS AG must inform the AC of the results of the annual internal audit plan and the status of annual internal audit objectives and must be in regular contact with the AC.

25.2 The IA Executive UBS AG is appointed by the Board in consultation with the Chairman and the AC, based on a proposal by the Head of Group IA. **Appointment**

Special provisions

26 Authority to sign

26.1 Signing in the name of UBS AG requires two authorized signatures to be binding. Any employee of UBS AG having one of the following ranks or functions is authorized to sign, jointly with another authorized signatory, on behalf of UBS AG. **In general**
(i) the Chairman and each of the Vice Chairmen;
(ii) each of the EB members;
(iii) the IA Executive UBS AG and the Company Secretary;
(iv) each of the Group Managing Directors;
(v) each of the Managing Directors, Executive Directors and Directors or senior employees with equivalent ranks;
(vi) each of the Associate Directors (including "Prokuristen," as applicable); and
(vii) for specified locations, each of the Authorized Officers (including "Handlungs-bevollmächtigte," as applicable).

26.2 The GC issues a signing policy for UBS AG, specifying all details, including the scope of signature authorities and possible extensions, exceptions to the joint signature authority principle, and the possibility for signatories of the Group to sign on behalf of UBS AG. In addition, UBS AG Entities establish their own rules, according to mandatory provisions of local law, rules and regulations. **Signing policy**

27 Form of signature

27.1 All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act. **Signature form**

28 Conduct of Board and EB members

28.1 Each member of the Board and the EB is under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS AG and of all of its shareholders. **Duty of care and loyalty**

28.2 The Board and EB members arrange their personal and business affairs, including their affairs with regard to a related person or company, so as to avoid, as much as possible, an actual or potential conflict of interest. **Conflicts of interest**

28.3 Each Board member must disclose to the Chairman, and each EB member must disclose to the President of the EB any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board or EB member becomes aware of its existence. **Disclosure of conflict of interest**

28.4 Unless exceptional circumstances dictate that in the best interests of UBS AG a Board or EB member with a conflict of interest shall not participate in the discussions and decision-making involving the interest at stake, the Board or EB member with a conflict of interest shall participate in discussions and: **Procedural measures**
(i) a double vote (a vote with and a vote without the conflicted individual) shall take place;
(ii) a binding decision on the matter requires the same outcome in both votes;
(iii) the Chairman or the President of the EB must advise the respective Corporate body of the conflict of interest; and
(iv) the existence of the conflict must be recorded in the meeting minutes.

In the event of doubt, the Chairman or the President of the EB shall request the respective Corporate body to determine whether a conflict of interest or exceptional circumstances exist.

28.5 Except for information already in the public domain, each Board and EB member shall keep all information relating to UBS AG learned during the performance of their duties strictly confidential at all times. Such information may only be disclosed to third parties with prior written clearance from the Chairman or the President of the EB. This obligation and duty continues even after the term of office of the Board or EB member has expired for as long as the relevant information remains confidential. **Duty of confidentiality**

28.6 If a Board or EB member becomes aware of the fact that they may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS AG, as a result of employment with UBS AG, that person must: **Benefits of Board and EB members**

(i) promptly inform the Board, in the case of a Board member or the President of the EB; and

(ii) promptly inform the President of the EB, in the case of EB member other than the President of the EB.

29 Entry into force, amendments

29.1 These ORs replace the former regulations of 1 March 2018 governing the internal organization of UBS AG and come into effect on 1 May 2019, based on a Board resolution of UBS AG dated 21 February 2019. **Entry into force**

29.2 These ORs may be amended by the Board only with the approval of FINMA. **Amendments**

Annex – *Organizational chart of UBS AG*

Organizational chart of UBS AG


UBS Group AG (shareholder)
Chairman
Board of Directors of UBS AG
Audit
Committee
Risk
Committee
Compensation
Committee
President of the EB
Executive Board of UBS AG
Asset and Liability Management
Committee

Annex – *Charter of the Committees of the Board*

Contents

Introduction

1 Basis and purpose

1.1 This Committees' charter is enacted by the Board pursuant to articles 716–716b CO, articles 24 and 26 of the AoA and sections 5.9 and 13.3 of the ORs. **Basis**

1.2 The purpose of this Committees' charter is to set out the objectives, composition and responsibilities of the permanent Board Committees, being: **Purpose**
(i) the Audit Committee;
(ii) the Compensation Committee; and
(iii) the Risk Committee.

Membership and constitution

2 Number of Committee members and their independence

2.1 Each Committee must have at least three Committee members. **Minimum number of Committee members**

2.2 Each Committee must consist of members of the Board, and all members of each Committee must be independent as defined by section 3.2 of the ORs. **Independence**

At least one member of the RC must also be a member of the Compensation Committee.

2.4 The Chairman may attend the meetings of Committees in consultation with the relevant Committee Chairperson. **Presence of the Chairman**

3 Constitution

3.1 The Committee Chairperson and the Committee members are appointed pursuant to section 4.3 of the ORs, and the Board may remove any Committee member or any Committee Chairperson at any time. Should a vacancy arise on any Committee, even if the minimum number of Committee members pursuant to 2.1 of this Committees' charter is still met, the Board may appoint the missing member from among its members for the remaining term of office. **Appointment and removal by the Board**

Responsibilities and authorities

4 Delegation of responsibilities and authorities

4.1 Pursuant to section 13.3 of the ORs, the Committees have the responsibilities and authorities set out in the annexes to the ORs. **In general**

5 Audit Committee

5.1 The function of the AC is to support the Board in fulfilling its oversight duty relating to financial reporting and internal controls over financial reporting, the effectiveness of the external and internal audit functions as well as of whistleblowing procedures. **In general**

Management is responsible for the preparation, presentation and integrity of the financial statements, while the external auditors are responsible for auditing financial statements. The AC's responsibility is one of oversight and review.

5.2 The AC's responsibilities and authorities are to: **Responsibilities and authorities**

(i) Financial statements:
  (a) monitor the integrity of the financial statements and any announcements related to financial performance, and review significant financial reporting judgements contained in them, before recommending their approval to the Board;
  (b) advise the Board on whether the annual report and financial statements, taken as a whole, are fair, balanced and understandable, and provide the information necessary for shareholders to assess the company's position and performance, business model and strategy;
  (c) review the organization and completeness of the financial-reporting process including UBS AG's internal control system and procedures as they relate to the integrity of the financial statements, taking into account the reports provided by the EB, the external auditors, IA, regulators or other information as determined by the Committee to be appropriate;
  (d) review management's SOX 404 report in relation to internal controls over financial reporting;
  (e) review significant accounting policies and practices, and compliance with accounting standards; and
  (f) review arrangements for compliance with UBS AG's legal, regulatory and other requirements (including tax matters) as they relate to the integrity of the financial statements or financial report;

(ii) External audit:
  (a) oversee the relationship with and assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner; support the Board in reaching a decision in relation to the appointment, reappointment or dismissal of the external auditors and the rotation of the lead audit partner;
  (b) approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;
  (c) oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the Committee deems appropriate;
  (d) annually review the external auditors' summary of adjusted and unadjusted differences; and
  (e) review the regulatory audit plan and the results of regulatory audits;

(iii) IA:
  (a) monitor and assess the effectiveness, independence and performance of the IA Executive UBS AG and IA;
  (b) approve IA's annual audit plan and objectives including subsequent important amendments;
  (c) monitor IA's discharge of its annual audit objectives; and
  (d) order special audits to be conducted either by IA or by mandating third parties and review and approve such request from other Board members, Committees or the President of the EB;

(iv) Whistleblowing and Investigations:
  (a) review the effectiveness of the firm's whistleblowing policies and procedures and ensure that appropriate whistleblowing mechanisms are in place;

(b) review on a quarterly basis the levels of new and pending whistleblowing cases and reports on complaints made regarding accounting, auditing or other matters;
(c) review on a quarterly basis reports on internal investigations; and
(d) conduct or direct any investigation, including the retention of external advisors and consultants (at UBS AG's expense), as it considers necessary in order to discharge its responsibilities;

(v) Human Resources:
(a) annually provide input on the performance of the CFO, GC, CRO and CCGO to the President of the EB; and
(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CFO.

6 Compensation Committee

6.1 The function of the Compensation Committee is to support the Board in its duties to set guidelines on compensation and benefits, to oversee implementation thereof, to approve certain compensation and to scrutinize executive performance. **In general**

6.2 The Compensation Committee's responsibilities and authorities are to: **Responsibilities and authorities**

(i) Compensation strategy and guidelines:
(a) periodically review the compensation strategy and guidelines and propose any material amendments to the Board for approval; and
(b) evaluate the effectiveness of pay for performance across UBS AG;

(ii) Performance targets:
(a) establish, together with the Chairman, financial and non-financial performance targets for the President of the EB;
(b) review, upon the recommendation from the President of the EB, financial and non-financial performance targets for the other EB members; and
(c) inform the Board of the outcome of the review of such performance targets;

(iii) Performance evaluation:
(a) in consultation with the Chairman, review the performance of the President of the EB in meeting agreed targets;
(b) review the President of the EB's performance assessment of the other EB members in meeting agreed targets; and
(c) inform the Board of the individual performance assessments of the EB members;

(iv) Compensation plans and governance:
(a) approve key terms of the compensation programs and plans for the non-independent Board members and EB members;
(b) propose the key terms of new or amended equity plans with significant use of UBS Group AG shares to the Board for approval;
(c) approve key terms of new or amended compensation plans and other compensation arrangements with a material financial, reputational or strategic impact;
(d) be informed on new or materially amended pension and benefits plans that have a material financial, reputational or strategic impact;
(e) approve standard contracts / employment agreements and standard termination agreements for non-independent Board members and, together with the Chairman, for EB members; approve all material individual variations to such agreements and the compensation plan rules, regardless of the participant's current status;
(f) approve the engagement of any external advisors / consultants retained by the Committee and the funding for those services; consider certain factors relevant to the advisors' independence from management;
(g) approve material public disclosures on UBS AG compensation matters;
(h) approve the share ownership policy for EB members;
(i) annually review compensation structures with HR and the risk management function to ensure they do not encourage excessive or unnecessary risk-taking;
(j) periodically meet with the RC to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking; and
(k) monitor major regulatory developments, shareholder initiatives and best practices in executive compensation;

(v) Other compensation competences:
(a) for employees within UBS AG, approve aggregated and / or total individual compensation of certain employees (including independent control functions) based on regulatory requirements; and
(b) review business performance and other variables that impact annual variable compensation; and

(vi) Other competences related to specific regulatory requirements:
(a) review and approve the Remuneration Policy Statement to be submitted annually to the PRA;
(b) review and approve as appropriate any information provided to UBS AG shareholders with respect to the approval of the ratio between variable and fixed compensation for employees in the European Union; and

(c) make recommendations as appropriate where it becomes aware of any event or matter that would justify the operation of malus or clawback for UBS AG London Branch staff in accordance with compensation plan rules.

7 Risk Committee

In general

7.1 The function of the RC is to oversee and support the Board in fulfilling its duty to supervise and set an appropriate risk management and control framework in the areas of:
(i) risk management and control, including credit, market, and treasury risks as well as legal, compliance and operational risks including conduct risks; and
(ii) balance sheet, treasury and capital management, including funding, liquidity and equity attribution.

The RC considers the potential effects of the aforementioned risks on UBS AG's reputation.

Responsibilities and authorities

7.2 The RC's responsibilities and authorities are to:
(i) Risk management and control:
(a) review and propose to the Board the guiding principles and framework for risk management and control (including risk appetite, delegation of risk authorities and major risk limits) relative to UBS AG's operations, assess management's respective proposals and recommend any required changes to the Board;
(b) review and approve the risk appetite (including objectives and binding scenarios) relative to UBS AG's activities and risk profiles, including allocation of responsibilities within the risk management and control framework;
(c) review and propose to the Board the risk and treasury management section of the annual report of UBS AG;
(d) periodically assess the appropriateness of major policies and procedures adopted by the EB relating to the risk management and control of significant risks;
(e) review and make recommendations to the Board based on proposals from the EB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS AG as approved by the Board;
(f) review and approve the principal characteristics of UBS AG's risk measurement framework (including changes thereto) used to identify, model, measure, monitor and report risks;
(g) monitor and oversee the risk profile of UBS AG within the context of the Board-determined risk profile, risk capacity and limit structure;
(h) systematically review high-risk areas of UBS AG and assess the effectiveness of the steps taken by the EB to manage or mitigate such risks;
(i) review and assess the asset and liability management framework, liquidity and funding;
(j) review regulatory framework reforms affecting areas within the scope of the RC's mandate and recommend any required changes to the Board;
(k) consider UBS AG's strategy to deal with anticipated or existing high-level risks and assist the Board by reviewing and assessing management's proposals in relation to strategy;
(l) review management's assessments of UBS AG's legal, compliance, operational and conduct risk exposures and related risk-oriented activity plans;
(m) periodically review material communications (including formal assessments) between UBS AG and its principal regulators;
(n) review projects and remediation activities (as determined by the RC) undertaken by the management to address critical changes to the risk management / control environment; and
(o) periodically meet with the Compensation Committee to ensure that the compensation framework appropriately reflects risk awareness and management, and ensures appropriate risk-taking;
(ii) Risk reporting:
(a) determine risk reporting requirements that allow for an effective oversight by the RC and communicate changes to report owners if reporting requirements are not met or change;
(b) receive and review risk reports, including reports of management that assess the likelihood of risks materializing, the monitoring of emerging trends via forecasts or stress tests, the adequacy and appropriateness of the internal controls to manage those risks and that contain agreed measures to reduce risks or deal with specific risk situations including stress situations; and
(c) receive periodic updates on limitations that prevent full risk data aggregation in the risk reports; and
(iii) Human Resources:
(a) annually provide input on the performance of the CRO, CFO, GC and CCGO to the President of the EB; and
(b) review and make recommendations to the Board regarding decisions relating to the hiring and dismissal of the CRO and the CCGO.

8 Further responsibilities and authorities

8.1 The Board may entrust further powers and duties to the Committees by Board resolution. **Further responsibilities and authorities**

9 Delegation to a subcommittee

9.1 Each Committee may delegate some of its tasks to a subcommittee comprised of one or more Committee members. Such delegation shall be recorded in the Committee's minutes and the Chairman must be informed. **Subcommittees**

10 Information rights

10.1 In accordance with the procedure set out in section 8.4 of the OR, each Committee may request any relevant information or special reports from any EB member or IA on matters relating to its respective responsibilities set out in this Committees' charter. **Committees**

10.2 For the information rights of each Board member, see section 8 of the ORs. **Committee members**

11 Meeting with third parties

11.1 The Committees may, in performing their duties, take advice from and meet as a body with third parties. In consultation with the President of the EB, they may meet with regulators. The Committee Chairperson shall inform the Chairman accordingly. **Meeting with third parties**

Meetings and resolutions of the Committees

12 Meetings

12.1 Each Committee meets as often as its business requires, but at least four times a year for the AC, the Compensation Committee and the RC. **Number of meetings**

The AC and RC hold at least four joint meetings a year.

The Compensation Committee and RC periodically hold joint meetings.

12.2 Committee meetings are called and held in compliance with the rules set out in the ORs (sections 6.2 to 6.5 and 6.7 of the ORs to be applied mutatis mutandis). **Request, invitation, agenda, notice period, chair and format**

12.3 Each Committee Chairperson may, on their own motion or upon request of any Committee member or the Chairman, invite EB members as well as other persons to attend Committee meetings. The President of the EB will be informed accordingly. **Presence of third parties at Committee meetings**

12.4 The AC holds Committee meetings: **Special rules for the AC**

(i) normally with the participation of the IA Executive UBS AG, representatives of the external auditors, the President of the EB, the CCGO, the CFO, the Controller & Chief Accounting Officer; and

(ii) periodically, only with the participation of the IA Executive UBS AG, the external auditors, or with members of management, or a combination of any of the aforementioned.

12.5 Generally, the President of the EB, the CFO, the CRO, the GC, the CCGO, the IA Executive UBS AG and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other persons is at the discretion of the RC. **Special rules for the RC**

12.6 Generally, the President of the EB, the CFO, the CRO, the GC, the CCGO, the IA Executive UBS AG and representatives of the external auditors participate (to the extent necessary) in the joint committees' meetings. The joint committees' meetings are chaired by the Chairman. **Special rules for the joint committees' meetings**

12.7 Resolutions are passed by an absolute majority of the Committee members present; in case of a tie, the decision is passed on to the Board and decided in accordance with section 7.2 of the ORs. Sections 7.2 and 7.4 of the ORs apply mutatis mutandis with regard to circular resolutions. **Resolutions**

12.8 Committee minutes must fulfill the conditions set out in sections 6.8, 6.9 and 7.5 of the ORs and be distributed to the Chairman. **Minutes**

13 Resolutions and information rights

13.1 Sections 7, 8.2, 8.3 and 8.4 of the ORs apply mutatis mutandis to the decision-making process and the information rights of the Committees and the Committee members. **Resolutions and information rights**

Reporting

14 Regular reporting

14.1 Each Committee Chairperson ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each Committee Chairperson (either personally or through another Committee member) regularly reports to the Board at the Board meetings on the current activities of their Committee and on important Committee issues, including all matters falling within the duties and responsibilities of the Board, namely: **In general**

(i) proposals for resolutions to be considered, or other action to be taken by the Board;
(ii) resolutions and decisions made by the Committee and the material considerations that led to such resolutions and decisions; and
(iii) activities and important findings of the Committee.

14.2 Each Committee Chairperson submits, in writing, the proposals and resolutions mentioned in sections 14.1 (i) and (ii) of this annex to the Board unless such proposals are contained in the Committee minutes; the remaining reporting is generally done orally. **Submitting of proposals and recommendations**

14.3 Each Committee annually submits a report to the Board, detailing the activities of the Committee during the previous twelve months. **Annual reporting of the Committees**

15 Special reporting

15.1 Following the completion of the audit and the annual financial statements, the AC Chairperson submits annually to the Chairman, for the attention of the Board: **AC**

(i) the AC's assessment of the qualification, independence and performance of the external auditors;
(ii) the AC's assessment of the design of UBS AG's internal control system for financial reporting and the coordination and interaction between IA and the external auditors; and
(iii) a recommendation regarding the audited financial statements in UBS AG's annual report.

Special provisions

16 Confidentiality

16.1 The deliberations of the Compensation Committee are confidential and are to be communicated outside of the Committee only to the extent permitted by the Chairperson. The Chairman is exempted with regard to the confidentiality of deliberations.

Special rule

17 Self-assessment and adequacy review

17.1 Each Committee reviews the adequacy of its charter at regular intervals, but at least annually, and recommends to the Board any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis.

Self-assessment and adequacy review

UBS AG
P.O. Box, CH-8098 Zurich
P.O. Box, CH-4002 Basel

ubs.com

UBS